FIRST TRUST VARIABLE INSURANCE TRUST
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                 April 23, 2012


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


  Re:  First Trust/Dow Jones Dividend & Income Allocation Portfolio (the "Fund")


Ladies and Gentlemen:

      The undersigned, First Trust Variable Insurance Trust (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-178767), filed on April 23, 2012, so that the same may become effective at 2:00 p.m., Eastern Time on April 24, 2012, or as soon thereafter as practicable.


                                         Very truly yours,

                                         First Trust Variable Insurance Trust


                                         By: /s/ W. Scott Jardine
                                            ----------------------------------
                                             W. Scott Jardine, Secretary

                                         First Trust Portfolios L.P.


                                         By: /s/ W. Scott Jardine
                                            ----------------------------------
                                             W. Scott Jardine, Secretary